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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: February 1, 1994
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or
                                              Statement                     Trading Symbol
    Hudson, Allen L.                          (Month/Day/Year)
----------------------------------------                                    Silverleaf Resorts, Inc. (SVR)
     (Last)     (First)     (Middle)               5/26/98               -----------------------------------------------------------
                                          ----------------------------   5. Relationship of Reporting        6. If Amendment, Date
     1221 Riverbend Drive, Suite 120       3. IRS or Social Security        Person to Issuer                    of Original
----------------------------------------      Number of Reporting          (Check all applicable)               (Month/Day/Year)
             (Street)                         Person (Voluntary)               Director       10% Owner
                                                                         -----           -----
     Dallas, TX 75247                                                      X   Officer        Other (specify
--------------------------------------     ----------------------------  -----           -----      below)
      (City)      (State)      (Zip)                                     (give title below)
                                                                          E.V.P.- Architecture &
                                                                         ------------------------------
                                                                          Engineering Services
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                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
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FORM 3 (CONTINUED)               Table II -- Derivative Securities Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Nonqualified Options               *      5/26/08   Common Stock, $.01 per    25,000   25.46875           D
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Explanation of Responses:

*    On or after 5-26-99 to and including 5-25-00 - 6,250 shares
     On or after 5-26-99 to and including 5-25-01 - an additional 6,250 shares On or after 5-26-01 to and including 5-25-02 - an additional 6,250 shares On or after 5-26-02 to -- an additional 6,250 shares

                                                                                            /s/ ALLEN L. HUDSON              6/2/98
**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations. -------------------------------  ------
    See 15 U.S.C. 1001 and 18 U.S.C. 7811(a).                                               **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.                                           Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                         SEC 1473 (7-97)

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